Exhibit 99.2
Jan. 14, 2008
DTE Energy provides early outlook for 2009 earnings
     DETROIT – DTE Energy (NYSE:DTE) today provided an early outlook for 2009 operating earnings that shows strong growth potential. The company sees Detroit Edison potentially earning $390 million to $410 million and MichCon earning $90 million to $95 million in 2009 as it continues to target earning 11 percent return on equity at its utilities. Detroit Edison expects resolution of its rate case near the end of 2008, and MichCon’s 2007 regulatory settlement enables it to avoid a rate case in 2008. Both utilities expect to continue aggressively containing costs and improving customer service.
     DTE Energy is also projecting higher 2009 operating earnings in the range of $105 million to $130 million in its non-utility businesses and a reduced operating loss in the range of $75 million to $80 million in its Corporate & Other segment.
     Additionally, DTE Energy announced that its 2007 operating earnings are tracking toward the high end of its guidance of $2.50 to $2.65 per share, primarily due to better than expected cost reductions.
     A package of slides with supplemental information will be available and archived on the company’s website at www.dteenergy.com/investors. Operating earnings exclude non-recurring items, certain timing-related items and discontinued operations.
     DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.2 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.3 million customers in Michigan and other non-utility, energy businesses focused on gas pipelines and storage, coal transportation, unconventional gas production and power and industrial projects. Information about DTE Energy is available at dteenergy.com.
     In this release, DTE Energy discusses 2007 operating earnings guidance and an early outlook for 2009 operating earnings. It is likely that certain items that impact the company’s 2007 reported results will be excluded from operating results. Reconciliations to the comparable 2007 reported earnings guidance and 2009 early outlook are not provided because it is not possible to provide a reliable forecast of specific line items. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.
     The information contained herein is as of the date of this release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially. Factors that may impact forward-looking statements include, but are not limited to: the higher price of oil and its impact on the value of production tax credits, or the potential requirement to refund proceeds received from synfuel partners; the uncertainties of successful exploration of gas shale resources and inability to estimate gas reserves with certainty; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; economic climate and population growth or decline in the geographic areas where we do business; environmental issues, laws and regulations, and the cost of remediation and compliance, including potential new federal and state requirements that could include carbon and more stringent mercury emission controls, a renewable portfolio standard and energy efficiency mandates; nuclear regulations and operations associated with nuclear facilities; impact of electric and gas utility restructuring in Michigan, including legislative amendments and Customer Choice programs; employee relations, and the negotiation and impacts of collective bargaining agreements; unplanned outages; access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings; the timing and extent of changes in interest rates; the level of borrowings; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; effects of competition; impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations, including any associated impact on rate structures; contributions to earnings by non-utility subsidiaries; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the ability to recover costs through rate increases; the availability, cost, coverage and terms of insurance; the cost of protecting assets against, or damage due to, terrorism; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; amounts of uncollectible accounts receivable; binding arbitration, litigation and related appeals; changes in the economic and financial viability of our suppliers, customers and trading counterparties, and the continued ability of such parties to perform their obligations to the Company; timing, terms and proceeds from any asset sale or monetization; and implementation of new processes and new core information systems. This release should also be read in conjunction with the “Forward-Looking Statements” section in each of DTE Energy’s, MichCon’s and Detroit Edison’s 2006 Form 10-K and 2007 Forms 10-Q (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison.
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For further information, members of the media may contact:

Scott Simons	Lorie N. Kessler
(313) 235-8808	(313) 235-8807
Analysts – for further information:

Dan Miner	Lisa Muschong
(313) 235-5525	(313) 235-8505